Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Owners of
Bottling Group, LLC:
The audits referred to in our report dated February 25, 2005 with respect to the consolidated financial statements of Bottling Group, LLC and subsidiaries, included the related financial statement schedule as of December 25, 2004, and for each of the fiscal years in the two-year period ended December 25, 2004, included in this Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We consent to the incorporation by reference in the registration statement No. 333-108225 on Form S-3 of Bottling Group, LLC of our report dated February 25, 2005, with respect to the consolidated balance sheets of Bottling Group, LLC and subsidiaries as of December 25, 2004, and the related consolidated statements of operations, cash flows, and changes in owners’ equity for each of the fiscal years in the two-year period ended December 25, 2004, and our report on the related financial statement schedule dated February 25, 2005 included in the annual report on form 10-K.
/s/ KPMG LLP
New York, New York
February 23, 2006